Exhibit 4.14

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the or this “Agreement”) dated as of April 19, 2004 is entered into by and among IMCOR Pharmaceutical Co., a Nevada corporation (the “Company”), and the purchasers identified on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Company issued to the Purchasers certain Revolving Convertible Senior Secured Promissory Notes in an aggregate principal amount of $4,160,000 (the “Convertible Notes”) and Secured Promissory Notes in an aggregate principal amount of $8,564,500 (the “Demand Notes” and collectively with the Convertible Notes, the “Notes”);

WHEREAS, the financing transaction pursuant to that certain Securities Purchase Agreement dated as of April 19, 2004 by and among the Company and certain purchasers signatory thereto for the purchase of Company Common Stock (defined below) and warrants to acquire Common Stock (the “Financing Securities Purchase Agreement”) triggers the conversion of the Convertible Notes by their terms the Company has requested that the Purchasers convert their Demand Notes (including any accrued but unpaid interest thereon) into shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), all upon the terms and conditions set forth in this Agreement (the “Debt Conversion”); and

WHEREAS, the Notes are secured by liens, pledges, security interests and other encumbrances, including security agreements, patent and trademark security agreements and UCC-1 financing statements (collectively, the “Security Documents”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound by the terms and conditions of this Agreement, the parties hereto hereby agree as follows.

1.                                      Purchase and Sale of Conversion Shares.

1.1.         Offering.  Subject to the terms and conditions of this Agreement, each Purchaser hereby severally agrees to: (a) convert all principal and accrued but unpaid interest due on the Convertible Notes as of the conversion date into Common Stock at $0.75 per share on or effective as of the date of the Initial Closing (defined below); and (b) agrees to convert all principal and accrued but unpaid interest due on the Demand Notes as of the conversion date into Common Stock at $0.75 per share on or effective as of the date of the Second Closing (defined below).  The shares of Common Stock issuable upon conversion of the Notes are collectively referred to as the “Conversion Shares.”

2.             Delivery of the Conversion Shares at the Closings.

2.1.         Initial Closing.  The initial closing (the “Initial Closing”) shall take place at the offices of Grippo & Elden LLC, 227 W. Monroe Street, Chicago, Illinois  60606 on the second business day following the date on which the applicable conditions set forth in Section 5.2 (excluding Section 5.2.7) and Section 6 shall have been satisfied or waived by the appropriate parties, or at such other time, date and place as are mutually agreeable to the Company and the Purchasers subscribing for a majority of the Conversion Shares.  At the Initial Closing:

(a)           Each Purchaser shall deliver its Convertible Notes for cancellation and the Company shall deliver to each Purchaser certificates representing the Conversion Shares to which such Purchaser is entitled as a result of the conversion of the Convertible Notes.

(b)           From and after the Initial Closing, the Convertible Notes shall represent solely the right to receive the Conversion Shares in accordance with this Agreement, and no further obligations shall accrue or exist under the Convertible Notes.

(c)           If a Purchaser has lost its Convertible Note(s) and is unable to deliver its Convertible Note at the Initial Closing, it shall submit an affidavit of loss and indemnity agreement so that the Convertible Note may be replaced and deemed cancelled in accordance with the terms hereof.  In the event that as a result of the Debt Conversion, fractions of shares would be required to be issued, such fractional shares shall be rounded up to the nearest whole share.

2.2.         Second Closing.  The second closing (the “Second Closing”) shall take place at the offices of Grippo & Elden LLC, 227 W. Monroe Street, Chicago, Illinois  60606 on the second business day following the date on which the applicable conditions set forth in Section 5.2, including 5.2.7, and Section 6 shall have been satisfied or waived by the appropriate parties.  At the Second Closing:

(a)           Each Purchaser shall deliver its Demand Notes for cancellation and the Company shall deliver to each Purchaser certificates representing the Conversion Shares to which such Purchaser is entitled as a result of the conversion of the Demand Notes.

(b)           From and after the Second Closing, the Demand Notes shall represent solely the right to receive the Conversion Shares in accordance with this Agreement, and no further obligations shall accrue or exist under the Demand Notes.  Upon delivery of the Conversion Shares to the Purchasers, all liens, pledges, security interests and other encumbrances under the Security Documents shall be terminated and released, and each Purchaser shall execute and deliver to the Company termination statements, releases of liens and similar interests and in all other reasonable respects shall cooperate with the Company to effect such termination and release.

(c)           If a Purchaser has lost its Demand Note(s) and is unable to deliver its Demand Notes at the Initial Closing, it shall submit an affidavit of loss and indemnity agreement so that the Demand Notes may be replaced and deemed cancelled in accordance with the terms hereof.  In the event that as a result of the Debt Conversion, fractions of shares would be required to be issued, such fractional shares shall be rounded up to the nearest whole share.

The Initial Closing and the Second Closing are collectively referred to herein as the “Closings” and individually as a “Closing.”  The date on which the Closings occur are referred to herein as a “Closing Date.”

2.3.         Termination.  If by the applicable dates set forth in Section 5.2.10 the conditions set forth in Section 5.2 that apply to the applicable Closing shall not have been fulfilled by the Company, then each Purchaser to receive Conversion Shares at such Closing shall, at its election, be relieved of all of its obligations under this Agreement as to such Closing without thereby waiving any other right it may have by reason of such failure or such non-fulfillment.  If by the applicable date set forth in Section 6.5, any of the conditions set forth in Section 6 of this Agreement that apply to the applicable Closing shall not have been fulfilled by any Purchaser, the Company shall, at its election, be relieved of all of its obligations to such Purchaser under this Agreement as to such Closing without thereby waiving any other right it may have by reason of such failure or such non-fulfillment.

3.             Representations and Warranties of the Company.  Except as disclosed in the SEC Filings (as defined below) and the Disclosure Schedule attached hereto (which Disclosure Schedule makes explicit reference to, and shall only modify, the particular Section containing the representation or warranty as to which exception is taken), the Company hereby represents and warrants to the Purchasers as follows:

3.1.         Organization; Amended Articles.  The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have, either individually or in the aggregate, a material adverse effect on the business, operations, financial condition, assets, prospects, liabilities or contractual rights of the Company, whether individually or taken as a whole (a “Material Adverse Effect”).  The Company has, or prior to each Closing will have, duly authorized the sale and issuance, pursuant to the terms of this Agreement an adequate number shares of its Common Stock authorized and available for purchase hereunder, having the rights, restrictions, privileges and preferences set forth in the Amended and Restated Certificate of Incorporation (the “Amended Articles”).

3.2.         Corporate Power.  The Company has all required corporate power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into and perform this Agreement, the Registration Rights Agreement by and among the Company and the Purchasers in the form attached as Exhibit A (the “Registration Rights Agreement”), the Voting Agreement (as defined in Section 5.1.5), and the other agreements, documents and instruments contemplated hereby (collectively with this Agreement, the “Conversion Documents”), and to carry out the transactions contemplated hereby.  The copies of the Amended Articles and Bylaws of the Company, as amended to date, which have been furnished by the Company to counsel for the Purchasers, are correct and complete at the date hereof.  The Company is not in violation of any term of its Amended Articles or Bylaws, each as amended, or in violation of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Company or to which the Company is a party, where any violation, noncompliance or default would result in a Material Adverse Effect.

3.3.         Authorization.  The Conversion Documents are valid and binding obligations of the Company, enforceable in accordance with their terms.  The execution, delivery and performance of the Conversion Documents have been duly authorized by all necessary corporate or other action of the Company.  Subject to obtaining stockholder approval for the issuance of more than 20% of the Company’s Common Stock pursuant to Nasdaq Marketplace Rule 4350 with respect to Conversion Shares to be issued at the Second Closing, the issuance, sale and delivery of the Conversion Shares in accordance with this Agreement have been, or will be prior to each Closing, duly authorized by all necessary corporate action on the part of the Company.  The Conversion Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.  No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity is required of the Company in connection with the execution and delivery of the Conversion Documents, or the issuance, sale and delivery of the Conversion Shares in accordance with the terms of this Agreement, or the consummation of any other transaction contemplated hereby or by the other Conversion Documents, except (i) the filing with the SEC of one or more Registration Statements in accordance with the requirements Registration Rights Agreement and the filing of a Form D with the SEC, (ii) any filings required by state securities laws, (iii) the filings required in accordance with Section 8.12, (iv) the filing of the Proxy Statement in accordance with Section 5.1.4, and (v) those that have been made or obtained prior to or as of the date of this Agreement.

3.4.         Capitalization.  The authorized capital stock of the Company consists of Series A Preferred Stock, $0.001 par value per share, of which 12,856 shares are authorized, issued and outstanding as of December 31, 2003, and 150,000,000 shares of Common Stock, $0.001 par value per share, of which 21,541,476 shares are issued and outstanding as of March 31, 2004.  All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable.  The Company will have reserved, immediately prior to the First Closing, a total of 6,068,740 shares of its Common Stock for issuance pursuant to the Option Plans (defined below).  Except as contemplated by this Agreement, the other Conversion Documents, the Amended Articles, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) there is not any commitment or offer of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no restrictions on the transfer of the Company’s capital stock other than those arising from securities laws or contemplated by this Agreement and the other Conversion Documents.  Except as contemplated by this Agreement and the other Conversion Documents, there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company to which the Company is a party.  All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.  Set forth in the Disclosure Schedule is a capitalization table for the Company showing (i) the capitalization of the Company on a fully diluted basis immediately prior to the issuance of the Conversion Shares; and (ii) the capitalization of the Company on a fully diluted basis giving effect to the issuance of the Conversion Shares and the shares to be issued pursuant to the Financing Securities Purchase Agreement.  For the purposes of this Agreement, the term “on a fully diluted basis” means that for purposes of calculating the percentage interest of the Company’s capital stock represented by a specified number of shares, there shall be deemed outstanding (i) all shares of Common Stock, $0.001 per value per share, of the Company currently outstanding; (ii) all shares of Common Stock issuable pursuant to the exercise of options granted and capable of being granted under the Company’s 1998 Long Term Incentive Compensation Plan, 2000 Long Term Incentive Compensation Plan, and Senior Executive Long Term Incentive Compensation Plan (the “Option Plans”); and (iii) all shares of Common Stock issuable pursuant to other existing options, warrants, convertible debt securities and other instruments and agreements whatsoever.  The issue and sale of the Conversion Shares will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

3.5.         Subsidiaries.  Except for Sentigen Ltd., the Company does not control, directly or indirectly, any other entity (a “Subsidiary”) and does not own of record or beneficially, directly or indirectly, any shares of capital stock or securities convertible into capital stock of any other corporation, or any participating interest in any partnership, joint venture or other non-corporate business enterprise.

3.6.         SEC Filings; Business.  The Company has filed all reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (collectively, the “SEC Filings”) on a timely basis or has timely filed a valid extension of such time of filing and any such SEC Filings have been accepted by the SEC prior to the expiration of any such extension.  The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period.  At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  During the preceding two years, each registration statement and any amendment thereto filed by the Company pursuant to the 1933 Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Company and its Subsidiaries are engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole, as required to be disclosed.

3.7.         No Material Adverse Change.  Since December 31, 2002, except as identified and described in the SEC Filings, there has not been:

(a)           any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the 2002 10-K, except for changes in the ordinary course of business which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(b)           any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(c)           any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company;

(d)           any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(f)            any change or amendment to the Company’s Amended Articles or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(g)           any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(h)           any transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(i)            any loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(j)            any loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(k)           any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

3.8.         Financial Statements.  The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q or Form 10-QSB, as applicable, under the 1934 Act).  Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

3.9.         Contracts and Commitments.  Except as identified and described in the SEC Filings, the Company (i) is not a party to any oral or written contract, obligation, instrument, corporate restriction or commitment which involves a potential obligation or liability in excess of $25,000 and which is otherwise material and not entered into in the ordinary course of business, (ii) does not have any oral or written employment contracts, financing agreements, licenses, distributor or sales representative agreements, agreements with officers, directors, employees or shareholders of the Company or persons or organizations related to or affiliated with any such persons, leases, agreements relating to product development; and (iii) does not have any pension, profit sharing, retirement or stock option plans other than the Option Plans and the Company’s 401(k) Plan.

3.10.       Proprietary Rights, Employee Restrictions.

(a)           The Company owns or has the right to use all copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names, or other proprietary rights (collectively, “Intellectual Property Rights”) as described in the SEC Filings used or useful in the Company’s business as presently conducted or currently contemplated to be conducted and all licenses, assignments and releases of Intellectual Property Rights of others in material works embodied in the Company’s products.  All Intellectual Property Rights held by any employee, officer or consultant have been assigned to the Company.  The Company has exclusive ownership of, or exclusive license to use, all Intellectual Property Rights.  The Company has obtained any licenses, releases or assignments necessary to use all third parties’ Intellectual Property Rights in works embodied in its products.  All such licenses, releases and assignments are specifically identified in the Disclosure Schedule.  To the Company’s knowledge, neither the present nor currently contemplated business activities or products of the Company infringe any Intellectual Property Rights of others.  The Company has not received any notice or other written claim from any person asserting that any of the Company’s present or currently contemplated activities infringe or may infringe any Intellectual Property Rights of such person.  The Company has the right to use, free and clear of known or asserted claims or rights of others, all trade secrets, customer lists, hardware designs, programming processes, software and other information required for or incident to its products or its business as presently conducted or contemplated to be conducted, except for claims which would not have a Material Adverse Effect.  The Company has taken all reasonable measures to protect and preserve the security, confidentiality and value of its Intellectual Property Rights, including its trade secrets and other confidential information.  The Company is not aware of any infringement by others of its copyrights or other Intellectual Proprietary Rights in any of its products, technology or services, or any violation of the confidentiality of any of its proprietary information.  The activities of the Company’s employees on behalf of the Company do not violate any agreements or arrangements known to the Company which any such employees have with former employers or any other entity to whom such employees may have rendered consulting services.  For the purposes of this Section 3.10, Intellectual Property Rights also includes any and all material licenses, databases, computer programs and other computer software user interfaces (other than those generally available to the public), know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

(b)           All key employees, including all consultants (contract or otherwise), of or to the Company have executed and delivered to and in favor of the Company an agreement regarding the protection of confidential and proprietary information and the assignment to the Company of all Intellectual Property Rights arising from the services performed for the Company by such Persons.

3.11.       Litigation; Compliance with Law.  There is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration or mediation proceeding relating to the Company, pending or, to the best of the Company’s knowledge, threatened, or (iii) governmental inquiry pending or, to the best of the Company’s knowledge, threatened against or affecting the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit).  The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which may have a Material Adverse Effect.  The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.  There is no action or suit by the Company, and to the best of the Company’s knowledge, pending, threatened or contemplated against others.  To the best of the Company’s knowledge, the Company has complied and will continue to comply, in all material respects, with all laws, rules, regulations and orders applicable to its present and contemplated business, operations, properties, assets, products and services.  The Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, except where the failure to obtain such permits, licenses or authorization would not have a Material Adverse Effect, and the Company has been and will continue to be operating its business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations, except where the failure to so operate the business would not have a Material Adverse Effect.  The Company has all franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently conducted or proposed to be conducted.  The Company is not subject to any pending or threatened investigation, inquiry or proceeding by the SEC, any state securities commission or any other federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any securities exchange or securities market, with respect to any matter.  The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

3.12.       Leasehold Interests.  Each lease or agreement to which the Company is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement, duly authorized and entered into, without any default of the Company thereunder and, to the best of the Company’s knowledge, without any default thereunder of any other party thereto.  No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best of the Company’s knowledge, by any other party thereto.  The Company’s possession of such property has not been disturbed and, to the best of the Company’s knowledge, no claim has been asserted against the Company adverse to its rights in such leasehold interests.

3.13.       Insurance.  The Company and each Subsidiary maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

3.14.       Loans and Advances.  The Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances.

3.15.       Assumptions, Guaranties, Etc. of Indebtedness of Other Persons.  The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

3.16.       Governmental Approvals.  Subject to the accuracy of the representations and warranties of the Purchasers set forth in Section 4, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of any of the Conversion Documents, the issuance, sale and delivery of the Conversion Shares other than filings pursuant to federal and state securities laws (all of which filings have been made by the Company, other than those which are required to be made after the Closing and which will be duly made on a timely basis) in connection with the sale of the Conversion Shares.

3.17.       Tax Matters.  Each of the Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it.  The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole.  All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due.  There are no tax liens or claims pending or threatened against the Company or any Subsidiary or any of their respective assets or property.  There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

3.18.       Title to Properties.  The Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free and clear from any and all liens, security interests, encumbrances and defects, and the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

3.19.       No Labor Disputes.  No material labor dispute with the employees of the Company or any Subsidiary exists or is imminent.

3.20.       Environmental Matters.  Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or threatened investigation that might lead to such a claim.

3.21.       Compliance with Nasdaq Continued Listing Requirements.  The Company is in compliance with applicable Nasdaq SmallCap Market continued listing requirements.  There are no proceedings pending or threatened against the Company relating to the continued listing of the Company’s Common Stock on the Nasdaq SmallCap Market and the Company has not received any notice of, nor is there any basis for, the delisting of the Common Stock from the Nasdaq SmallCap Market.

3.22.       Brokers.  The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.   No person or entity will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any Subsidiary or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

3.23.       Certain Registration Matters.  Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 4.1-4.5, no registration under the Securities Act is required for the offer and sale of the Conversion Shares by the Company to the Purchaser under the Conversion Documents.  The Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or deferred during the period between the date hereof and the date the Company’s registration statement pursuant to the Registration Rights Agreement is declared effective.  Other than the Registration Statement (as defined in the Registration Rights Agreement), the registration statement being filed pursuant to the terms of the Financing Securities Purchase Agreement and that certain registration statement which may be filed on behalf of Xmark Funds, Ltd. and Xmark Funds, L.P., prior to the date that a Registration Statement is first declared effective by the SEC, the Company may not file any registration statement (other than on Form S-8) with the SEC with respect to any securities of the Company.

3.24.       Transactions With Affiliates.  Except as identified and described in the SEC Filings, no director, officer, employee or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm, other than employment-at-will arrangements in the ordinary course of business.

3.25.       Questionable Payments.  Neither the Company nor any of its Subsidiaries nor any of their respective current or former shareholders, directors, officers, employees, agents or other persons or entities acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.26.       Information Supplied to Purchasers.  Neither this Agreement, the Disclosure Schedule and Exhibits attached hereto, nor any other Conversion Documents furnished to the Purchasers by or on behalf of the Company contains any untrue statement of a material fact, and none of this Agreement, the Disclosure Schedule and Exhibits attached hereto, or such other Conversion Documents omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.  None of the matters described on the Disclosure Schedules have had, or could reasonably be expected to have, a Material Adverse Effect, individually or in the aggregate.

3.27.       Internal Accounting Controls.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-KSB or 10-QSB, as the case may be, is being prepared.

3.28.         No Additional Agreements.  The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by the Conversion Documents other than as specified in the Conversion Documents.

3.29.         Disclosure.  The Company confirms that neither it nor any person acting on its behalf has provided any Purchaser or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information. The Company understands and confirms that the Purchasers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company.

4.             Representations of the Purchasers.  Each of the Purchasers represents and warrants to the Company as to itself and no other Purchaser as follows:

4.1.         Validity.  Assuming the due execution and delivery by the Company of this Agreement and the Conversion Documents, this Agreement and the Conversion Documents to which such Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their respective terms.

4.2.         Investor Status.  Such Purchaser is an “accredited investor” as such term is defined in Regulation D under the 1933 Act.  Such Investor is not a registered broker-dealer under Section 15 of the 1934 Act.

4.3.         Investment.  The Conversion Shares to be received by such Purchaser hereunder will be acquired for the Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Purchaser has no intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act.  Such Purchaser is acquiring the Conversion Shares hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Conversion Shares.

4.4.         Investment Experience.  Such Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Conversion Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

4.5.         Restricted Securities.  Such Purchaser understands that the Conversion Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

4.6.         Access to Management.  Such Purchaser has had an opportunity to receive additional information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Conversion Shares.  Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in the Conversion Documents.

4.7.         No General Solicitation.  Such Purchaser did not learn of the investment in the Conversion Shares as a result of any public advertising or general solicitation.

4.8.         Independent Investment Decision.  Such Purchaser has independently evaluated the merits of its decision to purchase Conversion Shares pursuant to this Agreement, such decision has been independently made by such Purchaser and such Purchaser confirms that it has only relied on the advice of its own business and/or legal counsel (which such Purchaser acknowledges is not Bryan Cave LLP) and not on the advice of any other Purchaser’s business or legal counsel nor upon any investment banker, placement agent, or their respective counsel in making such decision.

5.             Pre-Closing Covenants; Conditions to the Obligations of the Purchasers.

5.1.         Pre-Closing Covenants.  The parties covenant and agree that they will perform and observe the following covenants and provisions until the Second Closing Date, as applicable.

5.1.1.                  Dealings with Affiliates.  Except as contemplated herein, the Company will not enter into any transaction, including, without limitation, any loans, leases, extension of credit or royalty agreements with any employee, officer or director of the Company or holder of ten percent (10%) or more of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such employees, officers, directors or stockholders or members of their immediate families.

5.1.2.                  Distributions.  Except as contemplated herein, the Company will not declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or pay into or set aside a sinking fund for such purpose (such transactions being hereinafter referred to as “Distributions”); provided, however, that nothing herein contained shall prevent the Company from:

(i)            complying with any specific provision of the terms of this Agreement;

(ii)           redeeming any stock of a deceased stockholder out of insurance held by the Company on that stockholder’s life; or

(iii)          repurchasing any stock of an officer, employee or consultant subject to a stock repurchase agreement under which the Company has the right or obligation to repurchase such shares in the event of termination of employment or of a consulting arrangement.

5.1.3.                  Extraordinary Corporate Transactions.  Except as contemplated herein, the Company will not take any corporate action, enter into any agreement to take such action, or obligate itself to take any such action, if such action would:

(i)            cause the Company to create, authorize or issue any class or series of capital stock with equity features or convertible into equity ranking senior to the Common Stock with respect to liquidation preferences, dilution protection, redemption rights, or payment of dividends, or otherwise having terms and conditions superior to the terms of the Common Stock, or that would impair or limit the Company’s obligations under this Agreement;

(ii)           enter into any transaction that expressly prohibits or limits the Company’s right to perform its obligations under this Agreement;

(iii)          cause or authorize any transaction, whether by consolidation or merger of the Company, which results in the holders of the Company’s capital stock holding less than 50% of the voting securities of the resulting or surviving entity, or a sale of all or substantially all of the capital stock or assets of the Company, or any other form of business combination or acquisition in which the Company is the object of the acquisition and in which control of the voting securities or assets of the Corporation are transferred in any way;

(iv)          create or incur any additional indebtedness (other than replacement of existing indebtedness for borrowed money) for money borrowed which is secured by assets of the Company or any subsidiary or otherwise mortgage or pledge, or create a security interest in all or substantially all of the property of the Company;

(v)           change the principal business of the Company, enter new lines of business, or exit its current and proposed line of business;

(vi)          make investments in, or loans to, any third parties other than for employee travel or relocation; or

(vii)         make any single capital expenditure in excess of $50,000.

5.1.4.      Proxy Statement.  The Company shall (a) prepare and file with the SEC, promptly after the date hereof and in any event by the 10th business day following the Initial Closing, preliminary proxy materials with respect to a meeting of the Company’s stockholders for the purpose of approving the issuance of the Conversion Shares to be issued at the Second Closing, as contemplated by this Agreement.  Promptly after comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by the Company of all information required to be contained therein, the Company shall file with the SEC the definitive proxy statement and (b) acting through the Company’s Board of Directors, (i)  call a meeting of the holders of the Common Stock for the purpose of approving the issuance of the Conversion Shares to be issued at the Second Closing as contemplated by this Agreement and (ii) include in the proxy statement the recommendation of its Board of Directors that holders of the Common Stock approve such issuance as contemplated by this Agreement.

5.1.5.      Stockholders Agreement.  The Company shall obtain on or before the date of the Initial Closing, a duly executed and delivered Voting Agreement (the “Voting Agreement”) among the holders of at least 50% of the Common Stock to approve the issuance of the Conversion Shares at the Second Closing as contemplated by this Agreement.

5.2.         Conditions to the Obligations of the Purchasers.  The obligations of the Purchasers under this Agreement are subject to the fulfillment, or the waiver by the Purchasers, of the conditions set forth in this Section 5.2 on or before each Closing Date. All such documents and actions shall be satisfactory in form and substance to such Purchaser and its counsel.

5.2.1.      Accuracy of Representations and Warranties; Performance.  Each representation and warranty of the Company contained in this Agreement shall be true and correct in all material respects on and as of each Closing Date, with the same effect as though such representation and warranty had been made on and as of that date.  The Company shall have performed in all material respects all agreements and covenants required to be performed by it under the Conversion Documents prior to such Closing Date.

5.2.2.      Consents.  The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Conversion Shares to be offered and sold at such Closing.  No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Conversion Documents.

5.2.3.      Certificates and Documents.  The Company shall have delivered to counsel to the Purchasers:

(a)           the Amended Articles, certified by the Secretary of State of the State of Nevada;

(b)           a certificate, as of the most recent practicable date, of the Secretary of State of the State of Nevada as to the Company’s legal existence and corporate good standing;

(c)           the Bylaws of the Company in effect on and as of the First Closing Date; and

5.2.4.      Opinion.  The Company shall have delivered to counsel to the Purchasers an original opinion from Grippo & Elden LLC, counsel to the Company, dated as of the Closing Date, addressed to the Purchasers, and in the form attached hereto as Exhibit B.

5.2.5.      SEC Approvals; Effective Registration; Blue Sky.  Any SEC approval required to consummate the transactions contemplated by the Conversion Documents (other than the effectiveness of registration statements) shall have been obtained.

5.2.6.      Registration Rights Agreement.  The Company shall have executed and delivered to the Purchasers the Registration Rights Agreement.

5.2.7.      Stockholder Approval.  With respect to the Second Closing, on or before July 19, 2004 the Company’s stockholders shall have approved the issuance of the Conversion Shares at the Second Closing, as contemplated by this Agreement, the conversion of the Demand Notes issued to three Company stockholders (Oxford Bioscience Partners IV L.P., Mi3 L.P. and MRNA Fund II L.P.) into Common Stock at $0.75 per share and the issuance of shares of the Company’s Common Stock and warrants to purchase shares of the Company’s Common Stock in accordance with the Financing Securities Purchase Agreement.

5.2.8.      Nasdaq Listing.  The Nasdaq Stock Market shall have waived application of the 15 day prior notice contained in NASD Marketplace Rule 4310(c)(17)(D) or such timeframe shall have expired without objection.  Trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq Stock Market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on the Nasdaq Small Cap Market or Nasdaq National Market.

5.2.9.      No Adverse Changes.  Between the execution of this Agreement and such Closing, no event or series of events (other than stock price fluctuations) shall have occurred which reasonably would be expected to have or result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole.

5.2.10.    Timing.  The Initial Closing shall occur effective as of the date of the initial closing under the terms of the Financing Securities Purchase Agreement.  The Second Closing shall occur effective as of the date of the second closing under the terms of the Financing Securities Purchase Agreement.

6.             Conditions to the Obligations of the Company.  The obligations of the Company under this Agreement are subject to the fulfillment, or the waiver in writing by the Company, of the conditions set forth in this Section 6 on or before each Closing Date.

6.1.         Accuracy of Representations and Warranties.  The representations and warranties of the Purchasers contained in Section 4 shall be true and correct in all material respects on and as of each Closing Date, with the same effect as though such representations and warranties had been made on and as of that date.

6.2.         Performance.  The Purchasers shall have performed and complied with all agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing.

6.3.         Stockholder Approval.  With respect to the Second Closing, the Company’s stockholders shall have approved the issuance of the Conversion Shares at the Second Closing, as contemplated by this Agreement.

6.4.         Nasdaq Listing.  The Nasdaq Stock Market shall have waived application of the 15 day prior notice contained in NASD Marketplace Rule 4310(c)(17)(D) or such timeframe shall have expired without objection.

6.5.         Timing.  The Initial Closing shall have occurred no later than April 19, 2004.  The Second Closing shall have occurred no later than July 19, 2004.

7.             Post Closing Covenants.

7.1.         No Integration.  Neither the Company nor any of its affiliates, nor any person or entity acting on its or their behalf will make any offers or sales of any Company security or solicit any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the 1933 Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Conversion Shares under the 1933 Act.

7.2.         Non-Contravention.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere with the obligations to the Purchasers under the Conversion Documents.

7.3.         Listing of Conversion Shares.  The Company shall take such action as may be required to cause the Conversion Shares to be listed on the Nasdaq SmallCap Market no later than the date required under the rules and regulations thereof.  Further, if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include the Conversion Shares in such application and will take such other action as is necessary to cause such Common Stock to be so listed.  The Company will use reasonable best efforts to continue the listing and trading of its Common Stock on The Nasdaq SmallCap Market or on the Nasdaq National Market and, in accordance, therewith, will use its best efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such exchange, as applicable.

7.4.         Non-Public Information.  The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

8.             General.

8.1.         Successors and Assigns.  The provisions of this Agreement shall bind and inure to the benefit of the respective successors, assigns, heirs, executors, and administrators of the parties hereto, including but not limited to assigns of the Purchasers pursuant to Section 1.1 of this Agreement.

8.2.         Survival of Representations and Warranties.  All representations and warranties shall survive and remain in full force and effect after the Closing with respect to the Company.

8.3.         Indemnification.  The Company agrees to indemnify and hold harmless each Purchaser and its affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement hereof) to which such person or entity may become subject as a result of and will reimburse any such person or entity for all such amounts as they are incurred by such person or entity as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Conversion Documents.

8.4.         Conduct of Indemnification Proceedings.  Promptly after receipt by any person or entity (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation by a third party in respect of which indemnity may be sought pursuant to Section 8.3 hereof, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

8.5.         Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by express overnight courier service or mailed by first class mail, postage prepaid, to the respective addresses set forth on the signature pages of this Agreement, as such addresses may be modified by notice given pursuant to this Section 8.5, with copies provided simultaneously to counsel as set forth on the signature pages of this Agreement.  Notices provided in accordance with this Section 8.5 shall be deemed delivered upon personal delivery, receipt by telecopy or overnight mail, or 48 hours after deposit in the mail in accordance with the above.

8.6.         Entire Agreement.  This Agreement, together with the instruments and other documents hereby contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof.  Except as expressly set forth in this Agreement, the Disclosure Schedule, the Exhibits attached hereto and the Conversion Documents, the Company makes no representation or warranty, express or implied, with respect to the transactions contemplated by this Agreement or the other Conversion Documents, the business of the Company, the Company, the Company’s assets or its future prospects.  No party is relying on any understandings, agreements or representations other than those expressly contained this Agreement, the Disclosure Schedule, the Exhibits attached hereto, the SEC Filings and the Conversion Documents.

8.7.         Amendments and Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Purchasers holding a majority of the Conversion Shares.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of any Conversion Document unless the same consideration is also offered to all Investors who then hold Shares.

8.8.         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9.         Captions.  The captions of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

8.10.       Severability.  Each provision of this Agreement shall be interpreted in such manner as to validate and give effect thereto to the fullest lawful extent, but if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent so determined and such invalidity or unenforceability shall not affect the remainder of such provision or the remaining provisions of this Agreement.

8.11.       Governing Law.  This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York; provided, however, that matters relating to the authorization, issuance and enforceability of the terms of the Conversion Shares shall be governed and interpreted and construed in accordance with the Nevada General Corporation Law.  The Company irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of New York  for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  The Company irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  If either party shall commence an action to enforce any provisions of a Conversion Document, then the prevailing party in such action shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action.

8.12.       Independent Nature of Purchasers.  The obligations of each Purchaser under any Conversion Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Conversion Document.  The decision of each Purchaser to purchase Conversion Shares pursuant to the Conversion Documents has been made by such Purchaser independently of any other Purchaser.  Nothing contained herein or in any Financing Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Conversion Documents.  Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Conversion Shares or enforcing its rights under the Conversion Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Conversion Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  The Company acknowledges that each of the

Purchasers has been provided with the same Conversion Documents for the purpose of closing a transaction with multiple Purchasers and not because it was required or requested to do so by any Purchaser.

8.13.       Securities Laws Disclosure; Publicity.  By 9:00 a.m. (New York time) on the business day following the execution of this Agreement, and by 9:00 a.m. (New York time) on each Closing Date, the Company shall issue press releases disclosing the transactions contemplated hereby and each Closing.  On the business day following the execution of this Agreement the Company will file a Current Report on Form 8-K disclosing the material terms of the Conversion Documents (and attach as exhibits thereto the Conversion Documents), and on each Closing Date the Company will file an additional Current Report on Form 8-K to disclose such Closing.  In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the Nasdaq Stock Market.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the SEC (other than the Registration Statements and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the 1934 Act) or any regulatory agency or the Nasdaq Stock Market, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law or Nasdaq Stock Market regulations.

8.14.       Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to specific performance under the Conversion Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.15.       Payment Set Aside.  To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Conversion Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.16.       Limitation of Liability.  Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of a Purchaser arising directly or indirectly, under any Conversion Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Purchaser, and that no trustee, officer, other investment vehicle or any other Affiliate of such Purchaser or any investor, shareholder or holder of shares of beneficial interest of such a Purchaser shall be personally liable for any liabilities of such Purchaser.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the day and year first above written.

IMCOR Pharmaceutical Co.

By:
Taffy J. Williams, Ph.D., President

Notice Address:	6175 Lusk Boulevard
San Diego, CA 92121

Purchasers:

Mi3 L.P.

By: MI3 Services L.L.C., its General Partner

By:
William D. McPhee, President

Oxford Bioscience Partners IV L.P.

By: OBP Management IV L.P.

By:
Jonathan J. Fleming, General Partner

MRNA Fund II L.P.

By: OBP Management IV L.P.

By:
Jonathan J. Fleming, General Partner